Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Provention Bio, Inc. on Form S-8 to be filed on or about August 13, 2018 of our report dated May 9, 2018 relating to the financial statements which appears in the Registration Statement on Form S-1 (No. 333-224801) of Provention Bio, Inc.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
August 13, 2018